CUSIP No.	89363T 100
Exhibit 99.1
The undersigned hereby agree jointly to prepare and file with regulatory authorities a Schedule 13G and any future amendments thereto reporting each of the undersigned’s ownership of securities of Transdel Pharmaceuticals, Inc. and hereby affirm that such Schedule 13G is being filed on behalf of each of the undersigned.

Dated: February 10, 2011	THE ABRAMS FAMILY TRUST
	By:	/s/ Jeffrey J. Abrams, M.D.
Jeffrey J. Abrams, M.D.
Trustee

Dated: February 10, 2011

/s/ Jeffrey J. Abrams, M.D.
Jeffrey J. Abrams, M.D.

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